EXHIBIT 99.1

First Cash Reports Record Third Quarter Earnings per Share of $0.79;
Increases Store Opening Target and Projects Earnings in Upper Half of Guidance Range
____________________________________________________________

ARLINGTON, Texas (October 17, 2013) -- First Cash Financial Services, Inc. (NASDAQ: FCFS) today announced revenue, net income and earnings per share for the three-month period ended September 30, 2013.

Earnings Highlights

•	Diluted earnings per share from continuing operations for the third quarter of 2013 were $0.79, an increase of 18% compared to earnings per share of $0.67 in the third quarter of 2012.

•
Third quarter earnings included a non-recurring estimated tax benefit of approximately $3.3 million, or $0.11 per share, related to the Company's election to strategically alter its U.S. tax reporting of its foreign operations.

•
Year-to-date diluted earnings per share from continuing operations increased 11% to $1.99, compared to $1.80 in the comparable prior-year period. The year-to-date earnings results include the estimated $0.11 per share non-recurring tax benefit, partially offset by approximately $0.04 of non-recurring transaction costs associated with the previously announced acquisitions and tax restructuring expenses.

Revenue Highlights
Revenue growth rates presented below on a constant currency basis are calculated by applying the currency exchange rate from the comparable prior-year period to the current year’s Mexican peso-denominated revenue. The average exchange rate for the third quarter of 2013 was 12.9 Mexican pesos / U.S. dollar versus 13.2 Mexican pesos / U.S. dollar in the comparable prior-year period.

•
Total revenue for the third quarter was a Company record $174 million. Revenue from core pawn operations (retail merchandise sales and pawn loan fees) increased 25% for the third quarter and 28% year-to-date.

•	Core pawn revenue increased 35% in the U.S. and 19% in Mexico for the quarter, with Mexico accounting for 58% of core pawn revenue and 52% of total revenue for the quarter.

•
Consolidated retail merchandise sales increased by 28% for the third quarter, while revenue from pawn loan fees increased 19% for the quarter. U.S. third quarter retail sales increased 40% and pawn loan fees increased 27%. In Mexico, third quarter retail sales and pawn loan fees increased 22% and 14%, respectively.

•
Same-store core revenue in the Company's pawn stores (which excludes wholesale jewelry scrapping) increased 12% in Mexico, decreased 3% in the U.S. and increased 6% on a consolidated basis for the third quarter as compared to the prior-year period. Using the same measures on a constant currency basis, third quarter same-store revenue increased 10% in Mexico, and 5% overall. Year-to-date, same-store revenue (on a constant currency basis) increased 7% in total, 10% in Mexico and 1% in the U.S, compared to the prior-year period.

•
Reflecting the continued trends of lower gold prices and fewer gold buying transactions with customers, net revenue (gross profit) from non-core wholesale scrap jewelry operations in the third quarter decreased $4.1 million, or 59%, compared to the same period last year. The average selling price of gold liquidated during the quarter was $1,343 per ounce and generated a gross profit margin of 11%, compared to the prior-year price and margin of $1,666 and 27%, respectively. The Company sold 17,300 ounces of gold during the third quarter of 2013, including 7,700 ounces of inventory from second quarter operations. Year-to-date scrap gold production (in ounces) was down 18%, while scrap gross profit during the same period had decreased $10.8 million, or 57%, compared to the same period last year. Scrap jewelery accounted for only 3% of quarter and year-to-date net revenue.

•
Short-term loan and credit services revenue (collectively, payday loan products), primarily from the 63 U.S. stand-alone small format stores located in Texas, decreased 16% in the third quarter compared to the prior-year quarter. The Company considers its payday loan products to be non-core/non-growth revenue streams and comprised less than 7% of total revenue in the third quarter.

Pawn Metrics

•
Consolidated pawn loans outstanding at September 30, 2013 totaled a Company record at $121 million, an increase of 14% over the prior year on a constant currency basis. U.S. pawn loans increased 17% versus the prior year, while in Mexico pawn loans grew 11% on a constant currency basis. Pawn loans collateralized with non-jewelry hard good items (primarily electronics, tools and appliances) increased 16% in Mexico (constant currency basis), driven almost entirely by an increase in the number of loans outstanding.

•
At September 30, 2013, 65% of total pawn loans were collateralized with hard goods with the remaining 35% collateralized by jewelry. In Mexico, 88% of the Company’s pawn loans were collateralized with hard goods, and only 12% were collateralized with jewelry, compared to 83% and 17%, respectively, one year ago. In the Company's U.S. stores, jewelry comprised 60% of pawn collateral as of the quarter end, compared to 64% last year.

•
The consolidated gross margin on retail merchandise sales was 40% for both the third quarter of 2013 and year-to-date, compared to 43% and 42% for the comparable periods in 2012, respectively. The change in retail margins reflects the continued shift in the Company's consolidated retail product mix toward general merchandise inventory, especially in Mexico, that carries slightly lower margins than retail jewelry items.

•	Consolidated annualized inventory turns were 3.7 times per year. Aged inventories (items held for over a year) accounted for less than 3% of total inventories.
Acquisitions and New Store Openings

•
In total, the Company added 28 large format pawn store locations during the third quarter of 2013 composed of 18 new store openings in Mexico, two new stores in the U.S. and the eight-store acquisition in Mexico described below. Year-to-date, a total of 83 stores have been opened or acquired.

•
On September 30, 2013, the Company completed the acquisition of eight large format pawn stores in the Cabo/La Paz markets in Baja California Sur, Mexico. This acquisition was pursuant to an option provision associated with a previous acquisition of 29 pawn stores in western Mexico completed in January 2012. The assets, liabilities and operating results were included in the Company's consolidated results as of the closing date.

•
As of September 30, 2013, the Company had 300 stores in the U.S., of which 210 are large format, full-service pawn stores, and 588 stores in Mexico, of which 542 are large format, full-service pawn stores. Year-over-year store growth has increased by 9% in the U.S. and 10% in Mexico.

Financial Metrics & Liquidity

•	Consolidated net operating margin (pre-tax income) was 19% for the trailing twelve month period, while store-level operating profit margins were 28% for the trailing twelve month period.

•	The Company’s return on equity for the trailing twelve months ended September 30, 2013, was 23%, while its return on assets was 16%.

•
EBITDA from continuing operations for the trailing twelve months ended September 30, 2013, was $143 million, an increase of 14% versus the comparable prior twelve-month period. The EBITDA margin from continuing operations of 22% for the trailing twelve months equaled the prior-year period. Free cash flow for the trailing twelve months was $77 million. EBITDA from continuing operations and free cash flow are defined in the detailed reconciliation of these non-GAAP financial measures provided elsewhere in this release.

•
In September 2013, the Company entered into an agreement to expand its existing bank credit facility, with the amount available for borrowings under the facility increased from $175 million to $205 million. The facility continues to bear interest at the prevailing 30-day LIBOR rate plus a fixed spread of 2.0% and matures in February 2015. At September 30, 2013, the Company had $152.5 million outstanding and $52.5 million of availability on the facility.

•
Over the twelve months ended September 30, 2013, the Company has invested $97 million in acquisitions, $39 million in stock repurchases, $24 million in capital expenditures and $6 million in net new pawn receivables and inventory in existing stores. Even with the $12.4 million acquisition and 20 store openings completed during the third quarter, net borrowings did not increase and the Company ended the quarter with $31 million in cash on its balance sheet.

Fiscal 2013 Outlook

•
During the third quarter, the Company elected to modify its tax reporting structure in order to separate the results of foreign operations from its consolidated U.S. federal income tax returns. This change is expected to reduce the Company's overall effective tax rate from just over 35% to be in a range of 32 % to 33% beginning with the third quarter of 2013. In addition to the expected long-term reduction in the Company's effective consolidated tax rate, the Company is recording, in the third quarter, a non-recurring estimated net tax benefit of approximately $3.3 million related to the change in the tax structure.

•
The Company expects full-year 2013 earnings to be in the upper half of its previously forecast range of $2.75 to $2.90 per fully-diluted share. The move to the upper half of the range includes the $0.11 per share non-recurring third quarter tax benefit, offset by the expected full-year non-recurring transaction costs of approximately $0.04 to $0.05 associated with the completed acquisitions and tax restructuring expenses. Additionally, the guidance range anticipates continued weakness from non-core scrap jewelry and payday lending revenues in the fourth quarter. The guidance is predicated on gold prices per ounce remaining in the $1,200 to $1,300 range and the Mexican peso to U.S. dollar exchange rate at approximately 13 to 1.

•
With 83 stores added year-to-date, the Company is increasing its fiscal 2013 projected store additions, excluding any additional acquisitions, to the range of approximately 95 to 100 total locations. The majority of the de novo store openings will continue to be large format pawn stores in Mexico. This represents store growth of approximately 12% over the prior year.

•
Approximately 94% of 2013 revenues are expected to be derived from the Company's growing pawn operations, with the remainder expected to come from non-core consumer loan and credit services operations.

Commentary & Analysis
Mr. Rick Wessel, chief executive officer, commented on the third quarter results, “We posted a record third quarter for revenue, net income and earnings per share and continue to be pleased with the long-term growth of our core pawn operations. New and acquired stores continued to drive pawn growth and strong retail sales in existing stores contributed to the combined 25% increase in pawn fees and retail sales.

"The overall growth in pawn loans was solid, despite somewhat softer consumer demand for pawns collateralized by gold jewelry in both the U.S. and Mexico. Although the number and average size of jewelry loans declined slightly, demand for general merchandise loans increased in both markets. In Mexico, with our differentiated large format pawn model, which is focused on value-priced consumer electronics, appliances and tools, we were able to significantly grow total general merchandise pawn loans and record double digit same-store revenue growth. Revenue derived from our operations in Mexico accounted for 52% of our total revenue for the quarter.

"We remain focused on quality unit growth driven by our consistent and proven store-opening model in Mexico, along with accretive acquisitions in strategically important markets in both Mexico and the U.S. During the third quarter, we opened a total of 20 new stores, of which 18 were in Mexico. In addition, we acquired eight stores in the Cabo/La Paz market, giving us our first presence in the state of Baja California Sur, Mexico. With a total of 28 store additions in the third quarter and 83 year-to-date, we now have over 750 large format pawn locations, which represents a 13% increase over the past 12 months.

"Our cash flows and balance sheet remain strong, providing us the ability for sustained investments in asset growth. We increased the size of our credit facility to $205 million, which, along with operating cash flows, positions us to fund continued store openings and acquisition activity. During the quarter, we also implemented a strategic tax restructuring plan, which should lower our long-term effective tax rate and better position us for further international expansion.

“In summary, I'm proud of the team for being able to post record revenue results when faced with the challenge to overcome the significant revenue declines in non-core scrap sales and payday lending fees. We continue to believe strongly in the long-term growth potential of First Cash. Given our competitive strengths, international growth platform and expanding customer base, we continue to be well-positioned to further increase our store count, revenue and earnings. We believe that our business model, coupled with our strong balance sheet, positions us to drive sustainable long-term growth in shareholder value.”

Forward-Looking Information
This release may contain forward-looking statements about the business, financial condition and prospects of the Company. Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as “believes,” “projects,” “expects,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” or “anticipates,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy or objectives. Forward-looking statements can also be identified by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Forward-looking statements in this release include, without limitation, the Company’s expectations of earnings per share, earnings growth, expansion strategies, regulatory exposures, store openings, liquidity (including the availability of capital under existing credit facilities), cash flow, consumer demand for the Company’s products and services, income tax rates, expected benefits and related expenses from tax restructuring activities, currency exchange rates and the price of gold and the impacts thereof, earnings and related transaction expenses from acquisitions, the ability to successfully integrate acquisitions and other performance results. These statements are made to provide the public with management’s current assessment of the Company’s business. Although the Company believes that the expectations reflected in forward-looking statements are reasonable, there can be no assurances that such expectations will prove to be accurate. Security holders are cautioned that such forward-looking statements involve risks and uncertainties. The forward-looking statements contained in this release speak only as of the date of this release, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based. Certain factors may cause results to differ materially from those anticipated by some of the statements made in this release. Such factors are difficult to predict and many are beyond the control of the Company and may include changes in regional, national or international economic conditions, changes in the inflation rate, changes in the unemployment rate, changes in consumer purchasing, borrowing and repayment behaviors, changes in credit markets, the ability to maintain, renew and/or extend the Company’s existing bank line of credit, the ability to maintain banking relationships for treasury services, credit losses, changes in the market value of pawn collateral and merchandise inventories, changes or increases in competition, the ability to locate, open and staff new stores, the availability or access to sources of inventory, inclement weather, the ability to successfully integrate acquisitions, the ability to hire and retain key management personnel, the ability to operate with limited regulation as a credit services organization, new federal, state or local legislative initiatives or governmental regulations (or changes to existing laws and regulations) affecting consumer loan businesses, credit services organizations and pawn businesses (in both the United States and Mexico), changes in import/export regulations and tariffs or duties, changes in anti-money laundering and gun control regulations, unforeseen litigation, changes in interest rates, monetary inflation, changes in tax rates or policies, changes in gold prices, changes in energy prices, cost of funds, changes in foreign currency exchange rates, future business decisions, public health issues, changes in demand for the Company’s services and products, changes in the Company’s ability to satisfy its debt obligations or to obtain new capital to finance growth, a prolonged interruption in the Company’s operations of its facilities, systems, and business functions, including its information technology and other business systems, the implementation of new, or changes in the interpretation of existing accounting principles or financial reporting requirements, and other uncertainties. These and other risks, uncertainties and regulatory developments are further and more completely described in the Company’s Annual Report on Form 10-K and updated in subsequent quarterly reports on Form 10-Q, all filed with the Securities and Exchange Commission. These risks and uncertainties are beyond the ability of the Company to control, nor can the Company predict, in many cases, all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements.

About First Cash
Founded in 1988, First Cash Financial Services, Inc. is celebrating 25 years as a leading international operator of pawn stores. Its retail pawn locations buy and sell a wide variety of jewelry, electronics, tools and other merchandise, and make small customer loans secured by pledged personal property. The Company’s focus is serving cash and credit constrained consumers through deep value retailing and offering small loans and other financial products. Today, the Company owns and operates 889 stores in twelve U.S. states and 26 states in Mexico.

First Cash is a component company in both the Standard & Poor’s SmallCap 600 Index® and the Russell 2000 Index®. First Cash’s common stock (ticker symbol "FCFS") is traded on the NASDAQ Global Select Market, which has the highest initial listing standards of any stock exchange in the world based on financial and liquidity requirements.

STORE COUNT ACTIVITY

The following table details store openings for the three months ended September 30, 2013:

	Pawn Locations		Consumer
	Large	Small	Loan	Total
	Format (1)	Format (2)	Locations (3)	Locations
Domestic:
Total locations, beginning of period	208	27	64	299
New locations opened	2	—	—	2
Locations closed or consolidated	—	—	(1)	(1)
Total locations, end of period	210	27	63	300

International:
Total locations, beginning of period	516	18	34	568
New locations opened	18	—	—	18
Locations acquired	8	—	—	8
Locations closed or consolidated (4)	—	(1)	(5)	(6)
Total locations, end of period	542	17	29	588

Total:
Total locations, beginning of period	724	45	98	867
New locations opened	20	—	—	20
Locations acquired	8	—	—	8
Locations closed or consolidated	—	(1)	(6)	(7)
Total locations, end of period	752	44	92	888

(1)
The large format locations include retail showrooms and accept a broad array of pawn collateral including electronics, appliances, tools, jewelry and other consumer hard goods. At September 30, 2013, 115 of the U.S. large format pawn stores also offered consumer loans or credit services products.

(2)
The small format locations typically have limited retail operations and primarily accept jewelry and small electronic items as pawn collateral. At September 30, 2013, all but one of the small format pawn stores also offered consumer loans or credit services products.

(3)
The Company’s U.S. free-standing, small format consumer loan locations offer a credit services product and are all located in Texas. The Mexico locations offer small, short-term consumer loans. In addition to stores shown on this chart, the Company is also an equal partner in Cash & Go, Ltd., a joint venture, which owns and operates 37 check cashing and financial services kiosks located inside convenience stores in the state of Texas. The Company’s credit services operations also include an internet distribution channel for customers residing in the state of Texas.

(4)	The operations of the consumer loan locations were consolidated with adjacent or nearby large format pawn locations.

The following table details store openings for the nine months ended September 30, 2013:

	Pawn Locations		Consumer
	Large	Small	Loan	Total
	Format (1)	Format (2)	Locations (3)	Locations
Domestic:
Total locations, beginning of period	184	27	65	276
New locations opened	4	—	—	4
Locations acquired	22	—	—	22
Locations closed or consolidated	—	—	(2)	(2)
Total locations, end of period	210	27	63	300

International:
Total locations, beginning of period	485	19	34	538
New locations opened	49	—	—	49
Locations acquired	8	—	—	8
Locations closed or consolidated (4)	—	(2)	(5)	(7)
Total locations, end of period	542	17	29	588

Total:
Total locations, beginning of period	669	46	99	814
New locations opened	53	—	—	53
Locations acquired	30	—	—	30
Locations closed or consolidated	—	(2)	(7)	(9)
Total locations, end of period	752	44	92	888

(1)
The large format locations include retail showrooms and accept a broad array of pawn collateral including electronics, appliances, tools, jewelry and other consumer hard goods. At September 30, 2013, 115 of the U.S. large format pawn stores also offered consumer loans or credit services products.

(2)
The small format locations typically have limited retail operations and primarily accept jewelry and small electronic items as pawn collateral. At September 30, 2013, all but one of the small format pawn stores also offered consumer loans or credit services products.

(3)
The Company’s U.S. free-standing, small format consumer loan locations offer a credit services product and are all located in Texas. The Mexico locations offer small, short-term consumer loans. In addition to stores shown on this chart, the Company is also an equal partner in Cash & Go, Ltd., a joint venture, which owns and operates 37 check cashing and financial services kiosks located inside convenience stores in the state of Texas. The Company’s credit services operations also include an internet distribution channel for customers in the state of Texas.

(4)	The operations of the consumer loan locations were consolidated with adjacent or nearby large format pawn locations.

FIRST CASH FINANCIAL SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
	(in thousands, except per share data)
Revenue:
Retail merchandise sales	$89,772	$69,938	$255,442	$194,843
Pawn loan fees	47,455	39,768	133,658	108,612
Consumer loan and credit services fees	11,726	13,921	35,286	38,890
Wholesale scrap jewelry revenue	25,234	26,068	53,775	74,361
Total revenue	174,187	149,695	478,161	416,706

Cost of revenue:
Cost of retail merchandise sold	53,546	40,187	152,677	112,895
Consumer loan and credit services loss provision	3,694	4,429	8,601	9,667
Cost of wholesale scrap jewelry sold	22,394	19,141	45,498	55,317
Total cost of revenue	79,634	63,757	206,776	177,879

Net revenue	94,553	85,938	271,385	238,827

Expenses and other income:
Store operating expenses	47,302	39,889	134,778	111,003
Administrative expenses	12,738	12,330	38,513	36,248
Depreciation and amortization	3,988	3,328	11,346	9,467
Interest expense	1,122	444	2,474	697
Interest income	(69)	(30)	(267)	(147)
Total expenses and other income	65,081	55,961	186,844	157,268

Income from continuing operations before income taxes	29,472	29,977	84,541	81,559

Provision for income taxes	6,331	10,341	25,473	28,138

Income from continuing operations	23,141	19,636	59,068	53,421

Loss from discontinued operations, net of tax	—	(747)	—	(671)
Net income	$23,141	$18,889	$59,068	$52,750

Basic income per share:
Income from continuing operations	$0.80	$0.69	$2.03	$1.85
Loss from discontinued operations	—	(0.03)	—	(0.03)
Net income per basic share	$0.80	$0.66	$2.03	$1.82

Diluted income per share:
Income from continuing operations	$0.79	$0.67	$1.99	$1.80
Loss from discontinued operations	—	(0.03)	—	(0.03)
Net income per diluted share	$0.79	$0.64	$1.99	$1.77

Weighted average shares outstanding:
Basic	28,904	28,616	29,128	28,951
Diluted	29,353	29,430	29,637	29,729

FIRST CASH FINANCIAL SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	September 30,		December 31,
	2013	2012	2012
	(in thousands)
ASSETS
Cash and cash equivalents	$30,539	$25,744	$50,285
Pawn loan fees and service charges receivable	17,835	15,888	15,367
Pawn loans	121,187	107,714	103,181
Consumer loans, net	1,375	2,027	1,879
Inventories	82,569	65,692	65,345
Other current assets	7,966	12,441	5,373
Total current assets	261,471	229,506	241,430

Property and equipment, net	102,029	89,621	93,304
Goodwill, net	230,520	162,675	166,429
Other non-current assets	8,634	6,418	6,529
Total assets	$602,654	$488,220	$507,692

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of notes payable	$3,297	$3,184	$3,212
Accounts payable and accrued liabilities	35,446	35,707	27,938
Income taxes payable	9,718	—	—
Total current liabilities	48,461	38,891	31,150

Revolving unsecured credit facility	152,500	111,000	102,500
Notes payable, net of current portion	5,868	9,165	8,351
Deferred income tax liabilities	8,313	12,278	13,275
Total liabilities	215,142	171,334	155,276

Stockholders' equity:
Preferred stock	—	—	—
Common stock	393	383	388
Additional paid-in capital	176,018	149,606	159,081
Retained earnings	472,950	386,273	413,882
Accumulated other comprehensive income (loss) from
cumulative foreign currency translation adjustments	(9,162)	(5,381)	(6,940)
Common stock held in treasury, at cost	(252,687)	(213,995)	(213,995)
Total stockholders' equity	387,512	316,886	352,416
Total liabilities and stockholders' equity	$602,654	$488,220	$507,692

FIRST CASH FINANCIAL SERVICES, INC.
OPERATING INFORMATION
(UNAUDITED)

The following table details the components of revenue for the three months ended September 30, 2013, as compared to the three months ended September 30, 2012 (in thousands). Constant currency results exclude the effects of foreign currency translation and are calculated by translating current year results at prior year average exchange rates, which is more fully described elsewhere in this release.

	Three Months Ended				Increase/(Decrease)
	September 30,				Constant Currency
	2013	2012	Increase/(Decrease)		Basis
Domestic revenue:
Retail merchandise sales	$36,134	$25,801	$10,333	40%	40%
Pawn loan fees	21,241	16,747	4,494	27%	27%
Consumer loan and credit services fees	10,894	12,989	(2,095)	(16)%	(16)%
Wholesale scrap jewelry revenue	15,344	13,822	1,522	11%	11%
	83,613	69,359	14,254	21%	21%
International revenue:
Retail merchandise sales	53,638	44,137	9,501	22%	19%
Pawn loan fees	26,214	23,021	3,193	14%	12%
Consumer loan and credit services fees	832	932	(100)	(11)%	(13)%
Wholesale scrap jewelry revenue	9,890	12,246	(2,356)	(19)%	(19)%
	90,574	80,336	10,238	13%	11%
Total revenue:
Retail merchandise sales	89,772	69,938	19,834	28%	27%
Pawn loan fees	47,455	39,768	7,687	19%	18%
Consumer loan and credit services fees	11,726	13,921	(2,195)	(16)%	(16)%
Wholesale scrap jewelry revenue	25,234	26,068	(834)	(3)%	(3)%
	$174,187	$149,695	$24,492	16%	15%

FIRST CASH FINANCIAL SERVICES, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table details the components of revenue for the nine months ended September 30, 2013, as compared to the nine months ended September 30, 2012 (in thousands). Constant currency results exclude the effects of foreign currency translation and are calculated by translating current year results at prior year average exchange rates, which is more fully described elsewhere in this release.

	Nine Months Ended				Increase/(Decrease)
	September 30,				Constant Currency
	2013	2012	Increase/(Decrease)		Basis
Domestic revenue:
Retail merchandise sales	$98,940	$72,063	$26,877	37%	37%
Pawn loan fees	57,289	44,394	12,895	29%	29%
Consumer loan and credit services fees	32,667	36,008	(3,341)	(9)%	(9)%
Wholesale scrap jewelry revenue	30,850	40,588	(9,738)	(24)%	(24)%
	219,746	193,053	26,693	14%	14%
International revenue:
Retail merchandise sales	156,502	122,780	33,722	27%	22%
Pawn loan fees	76,369	64,218	12,151	19%	14%
Consumer loan and credit services fees	2,619	2,882	(263)	(9)%	(13)%
Wholesale scrap jewelry revenue	22,925	33,773	(10,848)	(32)%	(32)%
	258,415	223,653	34,762	16%	11%
Total revenue:
Retail merchandise sales	255,442	194,843	60,599	31%	28%
Pawn loan fees	133,658	108,612	25,046	23%	20%
Consumer loan and credit services fees	35,286	38,890	(3,604)	(9)%	(10)%
Wholesale scrap jewelry revenue	53,775	74,361	(20,586)	(28)%	(28)%
	$478,161	$416,706	$61,455	15%	12%

FIRST CASH FINANCIAL SERVICES, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table details customer loans and inventories held by the Company and active CSO credit extensions from an independent third-party lender as of September 30, 2013, as compared to September 30, 2012 (in thousands). Constant currency results exclude the effects of foreign currency translation and are calculated by translating current year balances at the prior year end-of-period exchange rate, which is more fully described elsewhere in this release.

					Increase/(Decrease)
	Balance at September 30,				Constant Currency
	2013	2012	Increase/(Decrease)		Basis
Domestic:
Pawn loans	$60,619	$51,875	$8,744	17%	17%
CSO credit extensions held by independent third-party (1)	12,926	14,048	(1,122)	(8)%	(8)%
Other consumer loans	697	1,194	(497)	(42)%	(42)%
	74,242	67,117	7,125	11%	11%
International:
Pawn loans	60,568	55,839	4,729	8%	11%
Other consumer loans	678	833	(155)	(19)%	(17)%
	61,246	56,672	4,574	8%	11%
Total:
Pawn loans	121,187	107,714	13,473	13%	14%
CSO credit extensions held by independent third-party (1)	12,926	14,048	(1,122)	(8)%	(8)%
Other consumer loans	1,375	2,027	(652)	(32)%	(31)%
	$135,488	$123,789	$11,699	9%	11%
Pawn inventories:
Domestic pawn inventories	$37,514	$29,649	$7,865	27%	27%
International pawn inventories	45,055	36,043	9,012	25%	28%
	$82,569	$65,692	$16,877	26%	27%

(1)
CSO amounts are composed of the principal portion of active CSO extensions of credit by an independent third-party lender, which are not included on the Company's balance sheet, net of the Company's estimated fair value of its liability under the letters of credit guaranteeing the loans.

FIRST CASH FINANCIAL SERVICES, INC.
UNAUDITED NON-GAAP FINANCIAL INFORMATION

The Company uses certain financial calculations, such as free cash flow, EBITDA from continuing operations and constant currency results, which are not considered measures of financial performance under U.S. generally accepted accounting principles ("GAAP"). Items excluded from the calculation of free cash flow, EBITDA from continuing operations and constant currency results are significant components in understanding and assessing the Company’s financial performance. Since free cash flow, EBITDA from continuing operations and constant currency results are not measures determined in accordance with GAAP and are thus susceptible to varying calculations, free cash flow, EBITDA from continuing operations and constant currency results, as presented, may not be comparable to other similarly titled measures of other companies. Free cash flow, EBITDA from continuing operations and constant currency results should not be considered as alternatives to net income, cash flow provided by or used in operating, investing or financing activities or other financial statement data presented in the Company’s consolidated financial statements as indicators of financial performance or liquidity. Non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures.

Earnings from Continuing Operations Before Interest, Taxes, Depreciation and Amortization
EBITDA from continuing operations is commonly used by investors to assess a company’s leverage capacity, liquidity and financial performance. The following table provides a reconciliation of net income to EBITDA from continuing operations (in thousands):

	Trailing Twelve Months Ended
	September 30,
	2013	2012
Net income	$86,677	$74,205
Loss from discontinued operations, net of tax	75	432
Income from continuing operations	86,752	74,637
Adjustments:
Income taxes	38,841	38,742
Depreciation and amortization	14,828	12,170
Interest expense	3,265	727
Interest income	(336)	(204)
Earnings from continuing operations before interest, taxes, depreciation and amortization	$143,350	$126,072

EBITDA from continuing operations margin calculated as follows:
Total revenue from continuing operations	$657,401	$561,687
Earnings from continuing operations before interest, taxes, depreciation and amortization	143,350	126,072
EBITDA from continuing operations as a percentage of revenue	22%	22%

FIRST CASH FINANCIAL SERVICES, INC.
UNAUDITED NON-GAAP FINANCIAL INFORMATION (CONTINUED)

Free Cash Flow
For purposes of its internal liquidity assessments, the Company considers free cash flow, which is defined as cash flow from the operating activities of continuing and discontinued operations reduced by purchases of property and equipment and net cash outflow from loan receivables. Free cash flow is commonly used by investors as a measure of cash generated by business operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, repurchase stock, or repay debt obligations prior to their maturities. These metrics can also be used to evaluate the Company’s ability to generate cash flow from business operations and the impact that this cash flow has on the Company’s liquidity. The following table reconciles “net cash flow from operating activities” to “free cash flow” (in thousands):

	Trailing Twelve Months Ended
	September 30,
	2013	2012
Cash flow from operating activities, including discontinued operations	$108,335	$80,233
Cash flow from investing activities:
Loan receivables	(8,260)	(13,793)
Purchases of property and equipment	(23,546)	(24,079)
Free cash flow	$76,529	$42,361

Constant Currency
Certain performance metrics discussed in this release are presented on a “constant currency” basis, which may be considered a non-GAAP financial measurement of financial performance under GAAP. The Company’s management uses constant currency results to evaluate operating results of certain business operations in Mexico, which are transacted primarily in Mexican pesos. Pawn scrap jewelry in Mexico is sold in U.S. dollars and, accordingly, does not require a constant currency adjustment. Constant currency results reported herein are calculated by translating certain balance sheet and income statement items denominated in Mexican pesos using the exchange rate from the prior-year comparable period, as opposed to the current comparable period, in order to exclude the effects of foreign currency rate fluctuations for purposes of evaluating period-over-period comparisons. For balance sheet items, the closing exchange rate at the end of the applicable prior-year period (September 30, 2012) of 12.9 to 1 was used, compared to the current end of period (September 30, 2013) exchange rate of 13.1 to 1. For income statement items, the average closing daily exchange rate for the appropriate period was used. The average exchange rate for the prior-year quarter ended September 30, 2012 was 13.2 to 1, compared to the current-quarter rate of 12.9 to 1. The average exchange rate for the prior-year nine-month period ended September 30, 2012 was 13.2 to 1, compared to the current year-to-date rate of 12.7 to 1.

For further information, please contact:
Gar Jackson
Phone:     (949) 873-2789
Email:     gar@irsense.com

Rick Wessel, Chairman and Chief Executive Officer
Doug Orr, Executive Vice President and Chief Financial Officer
Phone:    (817) 505-3199
Email:     investorrelations@firstcash.com
Website:    www.firstcash.com